EXHIBIT 12
                         HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                       Three Months Ended
(Dollars in Millions)                                    March 30, 1997
                                                       ------------------
Income before Income Taxes                                   $114.60

Deduct:
     Equity income                                              1.10
                                                              ------
     Subtotal                                                 113.50

Add:
     Dividends from less than 50% owned companies               -
     Proportional share of income before
       income taxes of 50% owned companies                      0.09
                                                              ------
Adjusted income                                               113.59
                                                              ------
Fixed charges
     Interest on Indebtedness                                  20.62
     Amortization of Debt Expense                                .30
     Interest Portion of Rent Expense                          13.47
                                                              ------
Total Fixed Charges                                            34.39
                                                              ------
Total Available Income                                       $147.98
                                                              ======
Ratio of Earnings to Fixed Charges                              4.30
                                                              ======










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